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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:    Tony Zehnder                              Gus Carlson
            GE Capital Services                       Paine Webber Group Inc.
            (203) 357-4728                            (212) 713-8502

                        PAINE WEBBER GROUP AND GE CAPITAL
                          REACH AGREEMENT ON STOCK SALE

      NEW YORK, August 7, 1997 -- Paine Webber Group Inc. and General Electric Capital Services jointly announced today that they have signed a definitive agreement under which GE Capital Services will sell to PaineWebber a subsidiary, the principal asset of which is the PaineWebber common voting stock acquired in connection with the sale of certain assets and businesses of Kidder, Peabody to PaineWebber in 1994. The effect of the sale would reduce GE Capital's holdings of PaineWebber common voting stock from 21.5 million shares to 15.5 million shares.

      Following this transaction, GE Capital will continue to own about 23 percent of PaineWebber on a fully diluted basis. GE Capital will continue to have a representative on PaineWebber's board of directors and the provisions of the previous shareholder agreement will continue to apply.

      John F. Welch, Jr., chairman and chief executive officer of General Electric, said "We are very pleased with our investment in PaineWebber and intend to continue as a long-term shareholder."

      Donald B. Marron, chairman and chief executive officer of PaineWebber, said "We anticipate a long and rewarding partnership with GE and are pleased that this transaction will meet a number of financial objectives and accommodate the best interests of both companies." PaineWebber said it plans to use the shares to fund employee stock ownership programs and for other corporate purposes.

      The transaction is subject to approval by regulatory authorities.

      GE Capital Services, with assets of over US $227 billion, is a global, diversified financial services company with 27 specialized businesses. A wholly-owned subsidiary of General Electric Company, GE Capital Services, based in Stamford, CT., provides equipment management, mid-market and specialized financing, specialty insurance and a variety of consumer services, such as car leasing, home mortgages and credit cards to businesses and individuals around the world. GE is a diversified manufacturing, technology and services company with operations worldwide.

      Paine Webber Group Inc., together with its subsidiaries, serves the investment and capital needs of a worldwide client base. The firm employs 16,105 people in 298 offices.